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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                        the Securities Exchange Act 1934

                         Date of Report: March 30, 2005

                                 PacificNet Inc.
                                 ---------------
               (Exact name of registrant as specified in charter)

                                    Delaware
                                    --------
                 (State or other jurisdiction of incorporation)

      000-24985                                             92-2118007
      ---------                                             ----------
(Commission File Number)                       (IRS Employer Identification No.)


   Room 601, New Bright Building, 11 Sheung Yuet Road, Kowloon Bay, Kowloon,
                                   Hong Kong
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)



Registrant's telephone number, including area code: : 011-852-2876-2900


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

         On March 30, 2005, the Registrant, through its wholly-owned subsidiary PacificNet Strategic Investment Holdings Limited ("PacificNet Holdings"), entered into a definitive agreement to obtain a controlling interest in GuangZhou 3G Information Technology Co., Ltd. ("GuangZhou 3G"), through the purchase of a 51% interest in GuangZhou 3G's parent company, Pacific 3G Information and Technology Limited, a British Virgin Islands Company ("3G-BVI"). GuangZhou 3G is the wholly-owned subsidiary of 3G-BVI. GuangZhou 3G is in the business of providing value-added telecom services (VAS) and information services, internet and mobile entertainment application development, mobile game software design and development, mobile customer relationship management (CRM) services for China's telecom operators, mobile marketing and promotion services, management and consulting services, mobile internet information technology, mobile payment and mobile point of sale (POS) solutions, mobile consumer analytics, mobile data-mining, internet e-commerce, mobile applications based on WAP, KJava, IVR, MS, MFLASH, short messaging services (SMS), multimedia messaging services (MMS), outsourced game development, and other mobile VAS in the People's Republic of China, and operates the following internet and mobile gaming website: www.vs366.com.

         PacificNet Holdings agreed to purchase 23,050 shares (the "Sale Shares") of 3G-BVI from Asiafame International Limited, Stargain International Limited and Trilogic Investments Limited, with principle place of business located in the People's Republic of China (the "Sellers"), and directly subscribed to 3G-BVI to purchase 5,000 shares (the "Subscribed Shares"). The closing of the transactions is subject to the completion of customary closing conditions, including the completion of business and financial due diligence, and is expected to occur on or prior to April 30, 2005.

         The total consideration paid for the Sale Shares was payable as follows:

         (i) USD$1,183,000 payable to the Sellers in cash within 30 days after the closing of the transaction;

         (ii) USD$4,182,000, by delivery of 522,750 shares of common stock, par value $0.0001 per share (the "Common Stock") of the Registrant (the "Registrant Shares") to the Sellers. The Registrant Shares are to be held in an escrow account with an Escrow Agent designated by PacificNet Holdings. The first installment of the Registrant Shares in the amount of 130,050 will be released 45 days after the closing of the transaction. The remaining installments will be released in equal installments of 98,175 shares within 30 days after the end of each quarter, including the quarter ended March 31, 2005, provided that Guangzhou 3G attains certain net income milestones by the end of each quarter. The Sellers will be entitled to receive all of the Registrant Shares if Guangzhou 3G has achieved cumulative net income for the year ended December 31, 2005 of not less than USD$2,000,000. The Sellers appointed Tony Tong and Victor Tong as proxy for the Sellers for a period of 10 years with full power to vote the Registrant Shares at all meetings of stockholders of the Registrant.


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         (iii) issuance of warrants to purchase up to 100,000 shares of the
Registrant's Common Stock. The exercise price of the warrants is the 5-Day Volume Weighted Average Price of the Registrant's Common Stock prior to March 30, 2005. The warrant is exercisable for a period of 3 years.

         PacificNet Holdings subscribed to 3G-BVI to purchase an additional 5,000 shares. The total purchase price for the Subscribed Shares is USD$500,000, payable within 45 days after the delivery of (i) stock powers transferring the Sale Shares to PacificNet Holdings; (ii) stock certificates for the Sale Shares and the Subscribed Shares; (iii) an executed Subscription Agreement for the Subscribed Shares; and (iv) minutes of the Board of Directors and shareholders of Guangzhou 3G and 3G-BVI approving the transaction.

         In connection with the transactions described above, on March 25, 2005, Guangzhou 3G entered into an exclusive five year Consulting Services Agreement with Guangzhou Sunroom Information Industrial Co. Ltd., a privately owned Chinese company engaged in telecommunications value-added business in China ("Sunroom"). The Sellers own all of the outstanding shares of Sunroom. Pursuant to the terms of the Consulting Agreement, Guangzhou 3G agreed to provide certain technical consulting services required for Sunroom 's business. For the consulting services, Sunroom agreed to pay Guangzhou 3G a set percentage of the income received for sales of Sunroom's value added services. As security for the payment of this fee, on March 26, 2005, the Sellers entered into a Share Pledge Agreement with 3G-BVI, pursuant to which they each pledged all of their shares of Sunroom to 3G-BVI. In connection with the pledge, each of the Sellers granted Mr. Victor Tong a power of attorney to vote their shares of Sunroom. In the event Sunroom defaults under the pledge agreement, which includes a default in its obligation to pay the consulting fees, 3G-BVI shall have the right to demand immediate payment of all outstanding fees, or dispose of the pledged shares as provided for under applicable Chinese law.

ITEM 9.  FINANCIAL STATEMENTS AND EXHIBITS

         20.1  Press Release, dated March 30, 2005



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             PACIFICNET INC.

                                             By: /s/ Victor Tong
                                                 ---------------------------
                                                 Name: Victor Tong
                                                 Title: President
Dated: April 5, 2005